EXHIBIT 10.11

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT (the “First Amendment”) to the EMPLOYMENT AGREEMENT (the “Agreement”), is made in Hingham, Massachusetts as of the 1st day of January, 2006, between Pathogenics, Inc. a Delaware corporation having its executive offices and principal place of business at 99 Derby Street, Suite 200, Hingham, MA 02043 (the “Company”), and Frederic P. Zotos, an individual currently residing at 1623 Avalon Drive, Hull, MA 02045 (“Employee”).

WHEREAS, the Parties hereto entered into the Agreement dated March 15, 2005;

WHEREAS, the Parties hereto desire to amend certain aspects of the Agreement;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.    As of the date hereof, Section 2(c) shall be amended to read in its entirety as follows:

Place of Performance. Employee shall be based at the Company’s offices in Hingham, Massachusetts and/or at the Employee’s office at the Employee’s personal residence within reasonable access to the Company’s offices in Hingham, Massachusetts, and the Employee shall not be required to relocate to any other location.

2.    As of the date hereof, Section 3(a) shall be amended to read in its entirety as follows:

Base Salary. The Company agrees to pay to Employee a base salary (“Base Salary”) at the annual rate of $200,000, payable in equal installments consistent with the Company’s payroll practices. The Company agrees to annually increase the Base Salary at a rate of ten percent (10%) above the rate for the preceding year. Notwithstanding the forgoing, the Employee may choose to defer and accrue a portion of the Base Salary. The salary deferral and accrual shall end and Company will pay the Employee in full the deferred and accrued salary amount hereunder upon the earlier of either the Employee’s own determination, the termination of employment of the Employee under the terms of this Agreement, or the expiration of the Term of this Agreement. The Employee shall receive interest on any amount of deferred and accrued salary hereunder at an annual percentage rate of ten percent (10%).

3.    As of the date hereof, Section 3(c) shall be amended to read in its entirety as follows:

Benefits and Perquisites. Employee shall be entitled to participate in, to the extent Employee is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided to the Company’s employees, including without limitation family medical insurance and life insurance. Employee shall be entitled to six weeks of vacation per year. Vacation not taken during the applicable fiscal year shall be accrued and carried over to the next fiscal year, and thereafter until it is either used by the Employee or paid for by the Company.

4.    As of the date hereof, Section 4 shall be amended to read in its entirety as follows:

(a) Termination. The Company may terminate Employee’s employment for Cause (as defined below) or for any breach of this Agreement, in which case the provisions of Section 4(b) of this Agreement shall apply. The Company may also terminate Employee’s employment in the event of Employee’s Disability (as defined below), in which case the provisions of Section 4(c) of this Agreement shall apply. The Company may also terminate the Employee’s employment for any other reason by written notice to Employee, in which case the provisions of Section 4(d) of this Agreement shall apply. If Employee’s employment is terminated by reason of Employee’s retirement or voluntary resignation (only without Good Reason as defined in Section 4(f) herein), the provisions of Section 4(b) of this Agreement shall apply. The Employee may also terminate the Employee’s employment for any Good Reason by written notice to the Company, in which case the provisions of Sections 4(d) and 4(f) of this Agreement shall apply.

(b) Termination for Cause; Termination by Reason of Retirement or Voluntary Resignation (without Good Reason). In the event that Employee’s employment hereunder is terminated during the Term (x) by the Company for Cause (as defined below), (y) by reason of Employee’s retirement or (z) by reason of Employee’s voluntary resignation (only without Good Reason as defined in Section 4(f) herein), then the Company shall pay to Employee only the Base Salary through such date of termination. For purposes of this Agreement, “Cause” shall mean (i) conviction of any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved; (ii) engaging in any substantiated act involving moral turpitude; (iii) engaging in any act which, in each case, subjects, or if generally known would subject, the Company to public ridicule or embarrassment; (iv) gross neglect or misconduct in the performance of Employee’s duties hereunder; (v) willful failure or refusal to perform such duties as may reasonably be delegated to Employee; or (vi) material breach of any provision of this Agreement by Employee; provided, however, that with respect to clauses (iv), (v) or (vi), Employee shall have received written notice from the Company setting forth the alleged act or failure to act constituting “Cause” hereunder, and Employee shall not have cured such act or refusal to act within 10 business days of his actual receipt of notice.

(c) Disability. If, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been absent from Employee’s duties hereunder on a full time basis for one hundred eighty (180) days within any three hundred sixty-five (365) day period, the Company may terminate Employee’s employment hereunder for “Disability”. In that event, the Company shall pay to Employee the Base Salary through such date of termination and, in lieu of any further compensation and benefits for the balance of the Term, severance pay equal to the Base Salary that Employee would have otherwise received during the period beginning on such date of termination and ending twelve (12) months from the effective date of such termination, which severance pay shall be paid commencing with such date of termination at the times and in the amounts such Base Salary would have been paid. Notwithstanding the forgoing, the Company shall also pay the Employee in full any deferred and accrued salary owed under Section 3(a) of this Agreement, and any accrued and unused vacation pay owed under Section 3(c) of this Agreement. During any period that Employee fails to perform Employee’s duties hereunder as a result of incapacity due to physical or mental illness (a “Disability Period”), Employee shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Employee’s employment hereunder is terminated; provided, however, that the amount of compensation and benefits received by Employee during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Employee under disability benefit plans and programs of the Company or under the Social Security disability insurance program.

(d) Termination By Company For Any Other Reason. In the event that Employee’s employment hereunder is terminated by the Company during the Term for any reason other than as provided in Section 4(b) of this Agreement, then the Company shall pay to Employee the Base Salary through such date of termination and, in lieu of any further compensation and benefits for the balance of the Term, severance pay equal to the Base Salary that Employee would have otherwise received during the period beginning on such date of termination and ending twelve (12) months from the effective date of such termination, which severance pay shall be paid commencing with such date of termination at the times and in the amounts such Base Salary would have been paid. Notwithstanding the forgoing, the Company shall also pay the Employee in full any deferred and accrued salary owed under Section 3(a) of this Agreement, and any accrued and unused vacation pay owed under Section 3(c) of this Agreement. Notwithstanding anything to the contrary contained herein, in the event that Employee shall breach Section 5 or 6 of this Agreement, in addition to any other remedies the Company may have in the event Employee breaches this Agreement, the Company’s obligation pursuant to this Section 4(d) to continue such salary shall cease and Employee’s rights thereto shall terminate and shall be forfeited.

(e) No Further Liability; Release. Payment made and performance by the Company in accordance with this Section 4 shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Employee’s employment and termination of employment. Other than paying Employee’s Base Salary through the date of termination of Employee’s employment and making any severance payment pursuant to and in accordance with this Section 4 (as applicable), the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Employee or any other person under this Agreement. The Company shall have the right to condition the payment of any severance pursuant to this Section 4 upon the delivery by Employee to the Company of a release in form and substance satisfactory to the Company of any and all claims Employee may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Employee’s employment by the Company and the termination of such employment.

(f) Termination by Employee for Good Reason. The Employee may terminate his employment for “Good Reason” after giving the Company detailed written notice thereof, if the Company shall have failed to cure the event or circumstance constituting “Good Reason” within ten (10) business days after receiving such notice. Good Reason shall mean the occurrence of any of the following without the written consent of the Employee:

(i)  the assignment to the Employee of duties inconsistent with this Agreement or a change in his title or authority;

(ii)  any failure by the Company to comply with Section 3 hereof in any material way;

(iii)  the requirement of the Employee to relocate to locations other than those provided in Section 2(c) hereof;

(iv)  the failure of the Company to comply with and satisfy Section 7(a) of this Agreement; or

(v)  any material breach by the Company.

The Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

5.  As of the date hereof, Section 8(r) shall be added to read as follows:

(r)  Legal Fees and Expenses. If any contest or dispute shall arise between the Company and the Employee regarding any provision of this Agreement, the Company shall reimburse the Employee for all legal fees and expenses reasonably incurred by the Employee in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following their submission to the Company to the extent the Company receives reasonable written evidence of such fees and expenses. The Employee shall return to the Company any such reimbursement the Employee receives from the Company hereunder as soon as practicable following the resolution of such contest or dispute (whether or not appealed), but only if the Company prevails to a substantial extent with respect to the Company’s claims brought and pursued in connection with such contest or dispute.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

PATHOGENICS, INC.	EMPLOYEE:

/s/ Fredric P. Zotos	/s/ Frederic P. Zotos
Frederic P. Zotos, Esq.	Frederic P. Zotos, Esq.
President & CEO